EXHIBIT 10.1

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT, dated as of  March 17, 2005, by and between TELULAR CORPORATION, a Delaware corporation (the “Company”), and JOHN E. BERNDT, a resident of  Plano, Texas (the “Executive”);

WITNESSETH:

          WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer on an interim basis until the Company is able to complete its selection process for a new President and Chief Executive Officer; and

          WHEREAS, the Executive has agreed to serve in these capacities for the Company, on the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the mutual obligations set forth herein, the parties hereto hereby agree as follows:

          1.     Engagement.  The Company hereby agrees to employ the Executive as its President and Chief Executive Officer and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.  The Executive’s principal place of business shall be at the headquarters of the Company.

          2.     Term of Employment.  The Executive’s employment by the Company under this Agreement shall commence on February 21, 2005 (the “Effective Date”). Employment shall be on an “at-will” basis and shall continue in effect until the earlier of (a) the effective date of the Company’s election of a new permanent President and Chief Executive Officer or (b) the employment is terminated by either party upon at least 30 days’ prior written notice; provided that the 30-day notice requirment shall not apply in the case of a termination under Sections 10 (“Termination for Cause”) or 11 (“Death or Disability of the Executive”). The period of employment of the Executive by the Company is referred to herein as the “Term.”

          3.     Duties.  During the Term, Executive shall serve as the Company’s President and Chief Executive Officer and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other executive responsibilities and performances as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”). The Executive shall use his best efforts and shall act in good faith in performing all duties reasonably required to be performed under this Agreement.

          4.     Availability.  The Executive shall devote his entire working time, attention and energies to the Company’s business and, during the term of this Agreement, shall not be engaged in any other business activity without the express written approval of the Board; provided, however, that the Executive may continue to serve as Director and/or Chairman of the Board of MetaSolv, Inc., and Thunderbird, The Garvin School of International Management and as a Director of Calence Inc., so long as such service does not materially interfere with the performance by him of his duties to the Company.

          5.     Expenses.  The Company shall reimburse the Executive, promptly upon presentation of itemized vouchers, for all ordinary and necessary business expenses incurred by the Executive in the performance of his duties hereunder.  In recognition of the Executive’s willingness to serve the Company on an interim basis, the Company shall also reimburse the Executive’s reasonable out-of-pocket expenses of travel to and from the Company’s offices and the Executive’s regular residences, and of the Executive’s hotel or other short-term residential expenses while in the Vernon Hills area.  To the extent that, in the good faith determination of the Company, such expense reimbursements constitute income that is taxable by Federal or state income tax authorities, the Company shall, within 60 days after the end of any tax year in which such reimbursements are paid, pay to the Executive (or withhold and pay to taxing authorities in accordance with Section 14) an additional “gross-up” amount sufficient to reimburse the Executive for the Federal and state income tax payable (based on the highest Federal and state income tax rates, as applicable) by the Executive on (a) such reimbursements and (b) such gross-up payments.

          6.     Compensation.  As compensation for the services to be rendered hereunder, the Company agrees as follows:

          (a)   The Company shall pay to the Executive a base salary (the “Base Salary”) which shall be at the annual rate of $100,000.  The Base Salary shall be paid in accordance with the Company’s normal payroll practice.

          (b)   The Company shall permit the Executive to participate in such pension, 401(k), and other employee benefit plans as are made available to employees of the Company generally, subject to the terms of such plans; provided that the Company retains the right to amend or terminate such plans at any time.  The Executive shall be entitled to one week of paid vacation per calendar quarter (accrued at the beginning of such quarter).

          7.     Stock Options.

          (a)   Under a Stock Option Agreement of even date herewith, the Company is granting to the Executive certain stock options under the Company’s Stock Incentive Plan.

          (b)   Under a separate Supplemental Stock Option Agreement of even date herewith, the Company is granting to the Executive certain additional stock options under the Company’s Stock Incentive Plan, incorporating vesting provisions keyed to the Executive’s achievement of performance targets specified by the Compensation Committee.  The number of stock options to be granted under the Supplemental Stock Option Agreement is calculated to deliver to the Executive stock options to vest each calendar quarter in which specified performance targest are met, with a target value (as of the date of grant), determined by the Company in accordance with Black-Scholes methodology, equal to the Executive’s base salary payable by the Company to the Executive during such calendar quarter.

          8.     Ownership of Proprietary Information.  All right, title and interest of every kind and nature whatsoever in and to discoveries, inventions, improvements, patents (and applications therefor), copyrights, ideas, know-how, laboratory notebooks, creations, properties and all other proprietary rights arising from, or in any way related to, the Executive’s employment hereunder shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein.

          9.     Trade Secrets.  The Executive shall not, during the Term or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company

(or of any affiliate or subsidiary of the Company), including but not limited to lists of customers, business plans, joint ventures, financial or cost information, and confidential scientific and technological information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding) which the Executive shall have acquired in the course of, or incident to, the performance of his duties pursuant to the terms of this Agreement or pursuant to any prior dealings with the Company or any affiliate or subsidiary of the Company.  In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.  Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation of this Section 9) or which is a matter of general business knowledge or experience.

          10.   Termination For Cause.  The Company may terminate the employment of the Executive under this Agreement in the event that the Board determines that the Executive (a) has materially and substantially breached his obligations under Section 3, 4, 9, 12, or 13 of this Agreement, provided that the employment of the Executive shall not be terminated under this clause (a) unless the Executive is given notice in writing that the conduct in question constitutes grounds for termination under this Section 10 and the Executive is allowed at least thirty (30) days to remedy the refusal or failure, (b) has been convicted of a felony constituting a crime of moral turpitude (whether or not in conjunction with the performance by the Executive of his duties under this Agreement), or (c) has through willful misconduct or gross negligence engaged in an act or course of conduct that causes material injury to the Company (or any affiliate or subsidiary of the Company).  If the employment of the Executive under this Agreement is terminated under this Section 10, the Board shall give written notice to the Executive specifying the cause of such action.  Upon a termination of employment under this Section 10, the Company shall be relieved of all further obligations under this Agreement.  Notwithstanding any termination of employment, whether for cause or otherwise, the Executive shall continue to be bound by the provisions of Sections 8, 9, and 12.

          11.   Death or Disability of the Executive.  In the event that the Executive, during the period while employed under this Agreement, shall die or at any time become unable, due to ill-health, accident, injury or similar cause, to carry out his duties under this Agreement, the Company may terminate this Agreement and be relieved of all further obligations hereunder, other than compensation for services provided prior to such termination, reimbursement for expenses incurred prior to such-termination.  Termination of employment under this Section 11 shall not terminate the Executive’s obligations under Section 8, 9 and 12.

          12.   Non-Competition.  The Executive hereby agrees that, during the Term and for a period of twelve (12) months following the termination of his employment under this Agreement, he will not, directly or indirectly and in any way, (a) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business competing with the business of the Company, (b) interfere with, solicit on behalf of another or attempt to entice away from the Company (or any affiliate or subsidiary of the Company) (i) any project, financing or customer that the Company (or any affiliate or subsidiary of the Company) has under contract (including unfulfilled purchase orders), or any letter of supply or other supplier contract or arrangement entered into by the Company (or any affiliate or subsidiary of the Company), and all extensions, renewals and resolicitations of such contracts or arrangements, (ii) any contract, agreement or arrangement that the Company (or any affiliate or subsidiary of the Company) is actively negotiating with any other party, or (iii) any prospective business opportunity that the Company (or any affiliate or subsidiary of the Company) has identified, or (c) for himself or another, hire, attempt to hire, or assist in or facilitate in any way the hiring of any employee of the Company (or any affiliate or subsidiary of the Company), or any employee of any person, firm or other entity, the employees of which the Company.(or any affiliate or subsidiary of the Company) has agreed not to hire or endeavor to hire. The effective time of the limitations imposed by this Section 12 shall be extended for the period of time equal to any period of time during which the Executive acts in circumstances that a court of competent jurisdiction finds to have violated the terms of this Section 12.

          Because of the Executive’s knowledge of the Company’s business, in the event of the Executive’s actual or threatened breach of the provisions of this Section 12, the Company shall be entitled to, and the Executive hereby consents to, an injunction restraining the Executive from any of the foregoing. However, nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. The Executive agrees that the provisions of this Section 12 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in this Section 12 shall be deemed to be invalid or unenforceable by reason of the extent, duration of geographic scope thereof, then the Company shall have the right to reduce such extent, duration, geographic scope of other provisions thereof, and in their reduced form such restrictions shall then be enforceable in the manner contemplated hereby.

          13.   Capacity.  The Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

          14.   Withholding.  The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law, as determined by the Company in its reasonable judgment.

          15.   Indemnification.  To the greatest extent permitted by applicable law, and in a manner consistent with any procedures required by applicable law, the Corporation shall indemnify and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys, fees) incurred by the Executive in any claim, action, suit, or proceeding instituted or brought against the Executive as a result of or arising out of service by the Executive as an officer or director of the Company, or of any other corporation or other entity at the request or direction of the Company, except to the extent that such liability is the result of the criminal action or willful misconduct on the part of the Executive.

          16.   Waiver.  No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

          17.   Notice.  Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand, by facsimile transmission or by overnight delivery service maintaining records of receipt, to the respective parties at the following addresses:

If to the Company:
Telular Corporation
647 N. Lakeview Parkway
Vernon Hills, IL 60061
847-247-1242
Attention: Corporate Secretary

If to the Executive:
Mr. John E. Berndt
3525 Twin Lakes Way
Plano, Texas 75093
Facsimile #: 972-473-6491

with a copy to:	Mr. John E. Berndt
c/o/ Telular Corporation
647 N. Lakeview Parkway
Vernon Hills, IL 60061
Facsimile #: 847-247-1242

or to such other address or addresses as either party may from time to time designate by notice given as aforesaid. Notices shall be effective when delivered.

          18.   Arbitration.  Except for the enforcement by the Company of its rights under Sections 8, 9 and 12, and except as provided otherwise in this Agreement, all disputes arising under or in connection with this Agreement shall be submitted to arbitration in Chicago, Illinois under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon the parties.  Judgment upon the award rendered may be entered and enforced in any court having jurisdiction.

          19.   Assignability.  The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company.  The Executive may not assign his rights or obligations hereunder without the express written consent of the Company.

          20.   Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the subtantive law of another jurisdiction.

          21.   Completeness.  Except for the terms of the compensation and benefits plans in which the Executive participates, this Agreement and the Option Agreement entered into pursuant hereto (a) set forth all, and are intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof and (b) supercede all prior agreements and communications, whether oral or written, between the Executive and the Company.  This Agreement and the Option Agreement shall not be modified except by written agreement of the Executive and the Company.

          22.   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

          23.   Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

          24.   Headings;  Construction.  Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.  As used herein, unless the context otherwise requires, the single shall include the plural and vice versa, words of any gender shall include words of any other gender, and “or” is used in the inclusive sense.

          25.   Survival of Terms.  If this Agreement is terminated for any reason, the provisions of Sections 8, 9 and 12 shall survive and the Executive and the Company, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TELULAR CORPORATION

/s/ JOHN E. BERNDT	By:	/s/ LARRY J. FORD

John E. Berndt		Larry J. Ford
Chairman Of the Compensation Committee